As filed with the Securities and Exchange Commission on August 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RADNOSTIX INC.

(Exact name of Registrant as specified in its charter)

Texas	74-2763837
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

4137 Commerce Circle

Idaho Falls, ID 83401

208-524-5300

(Address of Principal Executive Offices)

Radnostix Inc. 2026 Incentive Plan

(Full title of Plan)

Shahe Bagerdjian

President and Chief

Executive Officer

Radnostix Inc.

4137 Commerce Circle

Idaho Falls, ID 83401

(Name and address of agent for service)

(208) 524-5300

(Telephone number, including area code, of agent for service)

Copies to:

David Ficksman	W. Matthew Cox
R. Joilene Wood	Chief Financial Officer
Troy Gould PC	Radnostix Inc.
1801 Century Park East Suite 1600	4137 Commerce Circle
Los Angeles, CA 90067-2367	Idaho Falls, ID 83401
Tel: (310) 553-4441	(208) 524-5300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement on Form S-8 or (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Radnostix Inc. (the “Registrant”), hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	Its Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026, and subsequently amended on April 30, 2026.

(b)	its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 20, 2026 and August 12, 2026, respectively.

(c)	its Current Reports on Form 8-K filed with the SEC on March 16, 2026, May 20, 2026, July 1, 2026 and July 21, 2026.

(d)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from the Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 4, 2026; and

(e)

the description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the SEC on August 1, 1997 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Section 8.101 of the Texas Business Organizations Code (“TBOC”) provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in the defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Section 8.101 of the TBOC.

The registrant’s Restated Certificate of Formation and its Bylaws require the registrant to indemnify each of its directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the registrant.  To the extent permissible by applicable law, the grant of mandatory indemnification to the registrant’s officers and directors shall extend to proceedings involving the negligence of such persons.  Management of the registrant believes that such indemnification provisions are necessary to attract and retain qualified persons as directors and executive officers.  The registrant has purchased insurance against certain costs of indemnification that may be incurred by the registrant and by its officers and directors.  Any repeal or modification of Article X of the registrant’s Restated Certificate of Formation shall not adversely affect any right of protection of an officer or director existing at the time of the repeal or modification.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are incorporated herein by reference.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Restated Certificate of Formation of the Company, as amended	10-Q	000-22923	3.1	August 16, 2010
4.2	Statement of Designation of the Series C Convertible Redeemable Preferred Stock of the Company	8-K	000-22923	3.1	February 24, 2017
4.3	Certificate of Amendment to Statement of Designation of the Series C Convertible Redeemable Preferred Stock of International Isotopes Inc., dated October 2, 2024	8-K	000-22923	3.1	October 2, 2024
4.4	Certificate of Amendment to Restated Certificate of Formation of International Isotopes Inc.	10-K	000-22923	3.1	March 31, 2026
4.5	Bylaws of the Company	8-K	000-22923	3.1	October 17, 2025
5.1	Opinion and Consent of TroyGould PC					X
23.1	Consent of Haynie & Company, independent registered public accounting firm.					X
23.2	Consent of TroyGould PC (contained in Exhibit 5.1).					X
24.1	Power of Attorney (contained in the signature page hereto).					X
99.1	Radnostix Inc. 2026 Incentive Plan	Schedule 14-A	000-22923	A	June 4, 2026
107	Filing Fee Table					X

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Idaho Falls, State of Idaho, on this 26th day of August, 2026.

RADNOSTIX INC.

By:	/s/ Shahe Bagerdjian
Shahe Bagerdjian
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Shahe Bagerdjian and W. Matthew Cox and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shahe Bagerdjian	President, Chief Executive Officer	August 26, 2026
Shahe Bagerdjian	and Director
(Principal Executive Officer)

/s/ W. Matthew Cox	Chief Financial Officer and Secretary	August 26, 2026
W. Matthew Cox	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Atcher	Director	August 26, 2026
Robert Atcher

/s/ Christopher Grosso	Chairman of the Board of Directors	August 26, 2026
Christopher Grosso

/s/ Steve Laflin	Director	August 26, 2026
Steve Laflin

/s/ Duke Fu	Director	August 26, 2026
Duke Fu